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                          Third Amendment to
          Agreement and Certificate of Limited Partnership of
            Geodyne Energy Income Limited Partnership II-F


     This Third Amendment to Agreement and Certificate of Limited Partnership of Geodyne Energy Income Limited Partnership II-F (the "Partnership") is entered into by and between Geodyne Properties, Inc. ("Properties"), a Delaware corporation, as General Partner, Geodyne Depositary Company ("Depositary"), a Delaware corporation, as the Limited Partner, and all Substituted Limited Partners admitted to the Partnership.

     WHEREAS, on January 5, 1989, Properties and Depositary executed and entered into that certain Agreement and Certificate of Limited Partnership of the Partnership (the "Agreement"); and

     WHEREAS, on February 25, 1993, Properties executed and entered into that certain First Amendment to the Agreement of Limited Partnership whereby it changed (i) the name of the Partnership from "PaineWebber/Geodyne Energy Income Partnership II-F to "Geodyne Energy Income Limited Partnership II-F, (ii) the address of the Partnership's principal place of business, and (iii) the address for the Partnership's agent for service of process; and

     WHEREAS, on August 4, 1993, Properties executed and entered into that certain Second Amendment to the Agreement in order to (i) expedite the method of accepting transfers of Unit Holders' Units in the Partnership and (ii) provide for an optional right of repurchase/redemption which may be exercised by the Unit Holders; and

     WHEREAS, Section 11.1 of the Agreement provides that the General Partner may, without prior notice or consent of any Unit Holder, amend any provision of this Agreement if, in its opinion, such amendment does not have a material adverse effect upon the Unit Holders; and

     WHEREAS, Properties as General Partner desires to amend the Agreement in order to allow transfers of Units facilitated through a matching service to the extent they otherwise comply with Internal Revenue Service transfer regulations applicable to non-permitted transfers for non-publicly traded limited partnerships.

     NNOW, THEREFORE, in consideration of the covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

     I.   Section 8.1.A(ii) of the Agreement is hereby deleted.

     II.  The  remaining   subsections  of   Section  8.1A   shall  be
          renumbered accordingly.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of this 31st day August, 1995.

                              GEODYNE PROPERTIES, INC.
                              as General Partner

                              By:    //s// Dennis R. Neill
                                   --------------------------------
                                   Dennis R. Neill
                                   Senior Vice President


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                              GEODYNE DEPOSITARY COMPANY,
                              as the Limited Partner

                              By:     //s// Dennis R. Neill
                                   --------------------------------
                                   Dennis R. Neill
                                   Senior Vice President


                              GEODYNE PROPERTIES, INC.,
                              as Attorney-in-Fact for all
                              Substituted Limited Partners


                              By:    //s// Drew S. Phillips
                                   -------------------------------
                                   Drew S. Phillips
                                   Vice President-Controller




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